MONARCH ANNOUNCES STOCK REPURCHASE PROGRAM

RENO, Nevada -- September 28, 2006 - Monarch Casino & Resort, Inc. (MCRI: Nasdaq) (the Company) announced today that its Board of Directors has authorized a program to repurchase shares of the Company’s common stock. The Board approved the repurchase of up to 1,000,000 shares of the Company’s common stock.

These repurchases will be made in open market or in privately negotiated transactions from time to time in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors. This plan does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended at any time at the Company’s discretion.

Monarch’s CEO and Co-Chairman, John Farahi, stated that, “The Board and management are confident in the future of Monarch and in light of the state of our balance sheet believe this repurchase program to be an effective use of the Company’s growing cash balance.”

Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada (the “Atlantis”). The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center. The Atlantis is recognizable due to its Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company that is compliant with all casino zoning requirements and is suitable and available for future expansion or growth. Currently, the Company uses it as additional paved parking for the Atlantis. The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The tropically-themed Atlantis features approximately 51,000 square feet of high-energy casino space with 38 table games and approximately 1,450 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of nine high-quality food outlets.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company’s activities and financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts:

Ron Rowan, CFO at 775-825-4700 or RRowan@monarchcasino.com

John Farahi, CEO and Co-Chairman at 775-825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch’s website at monarchcasino.com